EXHIBIT 10.4

FORM OF
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE MID-AMERICA APARTMENT COMMUNITIES, INC.
2013 STOCK AND INCENTIVE PLAN
(Director)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the __________ day of _________, 20__ (the “Grant Date”), between Mid-America Apartment Communities, Inc. (the “Company”), and ________________ (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s Second Amended and Restated 2013 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan which permits the issuance of Restricted Stock Unit Awards (individually, an “RSU Award”); and

WHEREAS, the Board has determined to issue a portion of Grantee’s compensation for services as a director of the Company in the form of an RSU Award with a deferred settlement date (the directors of the Company shall be referred to individually as a “Director”, and collectively as the “Directors”);

NOW, THEREFORE, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement, the following words or phrases shall have the meanings set forth below.

(a)    Disability. The Grantee shall be considered “disabled” if the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company which covers the Grantee.

(b)    Change in Control. For purposes of this Agreement, the term “change in control” shall mean (i) a merger, consolidation or other business combination in which any person or entity, including a “group” (as defined in Treasury Regulations promulgated under Section 409A of the Code, or any successor regulations thereto), other than the Company or any benefit plan of the Company, acquires ownership of an interest in the Company that, together with the interest held by such person, entity or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company; provided, however, that there shall not be a “change in control” under this subsection (i) unless there is a transfer or issuance of an interest in the Company and ownership interests in the Company remain outstanding after the transaction; (ii) any person or entity, including a group, other than the Company or any benefit plan of the Company, acquires, or has acquired during a twelve (12) month period, ownership of an interest in the Company possessing thirty-five percent (35%) or more of the combined voting power of the Company; (iii) during any twelve (12) month period, individuals who at the beginning of such period constitute the Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s owners, of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period; or (iv) a merger, consolidation or other business combination of the Company in which any person or entity, including a group, other than the Company or any benefit plan of the Company, acquires, or has acquired during a twelve (12) month period, assets of the Company having a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that there shall not be a “change of control” under this subsection (iv) if the transfer of assets is to an entity that is controlled immediately after the transfer by the Company or the owners of the Company (determined as provided in Treasury Regulations promulgated under Section 409A of the Code, or any successor regulations thereto).

(c)    Retirement. For purposes of this Agreement, Retirement shall have the same meaning as “Retirement” under the “Retirement Policy” in effect for the Board on the Grant Date.

2.    Grant of Restricted Stock Units.

(a)    The Company hereby grants to the Grantee an RSU Award consisting of _________ Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)    The Grantee’s rights with respect to the RSU Award shall remain forfeitable at all times prior to the dates on which the RSU Award shall vest in accordance with Section 3 hereof.

3.    Vesting and Payment. Except as otherwise provided herein, Grantee shall have full right, title and interest in the RSU Award to the extent such RSU Award has vested in accordance with subparagraph (c) below.

(a)    Until the applicable settlement date of the RSU Award pursuant to the provisions of Sections 4 and 5 of the Company’s Non-Qualified Deferred Compensation Plan for Outside Directors, as amended effective November 30, 2010 (the “Non‑Qualified Plan”), the RSU Award may not be sold, assigned, transferred, pledged or otherwise encumbered by Grantee other than by will or the laws of descent and distribution.

(b)    Until the applicable settlement date of the RSU Award pursuant to the provisions of Sections 4 and 5 of the Non‑Qualified Plan, the Grantee shall not have any rights of a shareholder of the Company including without limitation the right to vote but the Grantee shall receive Dividend Equivalent Rights, which will be invested in additional Restricted Stock Units. If as a result of a stock dividend, stock split, recapitalization or other adjustment in the capital stock or stated capital of the Company, or as the result of a merger, consolidation, or other reorganization, the Common Stock is increased, reduced or otherwise changed, the Company shall make an equitable and proportionate adjustment to the RSU Award in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(c)    The RSU Award shall vest at such time and on such date as indicated on Schedule A (the “Vesting Date(s)”), provided that Grantee is serving as a Director at all times following the Grant Date and through the Vesting Date(s) (the “Vesting Period”). If, at any time during the Vesting Period, Grantee’s service with the Company is terminated for any reason other than as a result of the death, Disability or Retirement of Grantee, the RSU Award held by such Grantee shall immediately and automatically be forfeited without monetary consideration to the Company and shall be automatically canceled and retired. If (i) Grantee shall die while in the service of the Company, (ii) Grantee’s service with the Company shall terminate by reason of Disability or Retirement, or (iii) there occurs a Change in Control, then in any such case the RSU Award shall become immediately vested and nonforfeitable.

(d)    At the time of Grantee’s termination of service (including a termination of service as a result of the Grantee’s death or Disability) as a Director, Grantee shall be entitled to payment of all Restricted Stock Units covered by this Agreement that have become vested. The timing and form of payment shall be pursuant to the provisions of Sections 4 and 5 of the Non-Qualified Plan.

4.    No Right to Continued Service. This Agreement shall not be construed as giving Grantee the right to continue service as a Director of the Company or any Subsidiary or affiliate of the Company, and the Company or any Subsidiary or affiliate of the Company may at any time dismiss Grantee from service as a Director, free from any liability or any claim under the Plan.

5.    Adjustments. The Board shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this RSU Award in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

6.    Amendment to RSU Award. Subject to the restrictions contained in the Plan, the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the RSU Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and any successor regulations thereto, and further if any such action would adversely affect the rights of the Grantee or any holder or beneficiary of the RSU Award such action shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

7.    Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and the Non-Qualified Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan and the Non-Qualified Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan or the Non-Qualified Plan, the terms of the Plan or the Non-Qualified Plan, as the case may be, shall govern.

8.    Notices. All notices required to be given under this Agreement shall be in writing and deemed to be received if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Mid-America Apartment Communities, Inc.
Attn: Leslie Wolfgang
6815 Poplar Avenue, Suite 500
Germantown, TN 38138

To the Grantee:	The address then maintained with respect to the Grantee in the Company's records.

9.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

10.    Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

11.    Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board, in its discretion. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

12.    Delay of Payment for Key Employees. To the extent required to comply with Section 409A of the Code, one or more payments under this Plan shall be delayed until the earlier of (i) six months and one day following Grantee’s “separation from service” (as defined in Treasury Regulations promulgated under Section 409A of the Code, or any successor regulations thereto) or (ii) Grantee’s death.

13.    Covenants and Representations of Grantee. Grantee represents, warrants, covenants and agrees with the Company as follows:

(a)    The shares of Stock cannot be offered for sale, sold or transferred by Grantee other than pursuant to: (i) an effective registration under applicable state securities laws or in a transaction which is otherwise in compliance with such laws; (ii) an effective registration under the Securities Act of 1933, as amended (the “1933 Act”), or in a transaction otherwise in compliance with the 1933 Act; and (iii) evidence satisfactory to the Company of compliance with the securities laws of all applicable jurisdictions. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the foregoing laws;

(b)    The Company will be under no obligation to register (or maintain the registration of) the shares of Stock or to comply with any exemption available for sale of the shares of Stock without registration. The Company is under no obligation to act in any manner so as to make Rule 144 promulgated under the 1933 Act available with respect to sales of the shares of Stock; and

(c)    If applicable, a legend indicating that the shares of Stock have not been registered under the applicable state securities laws and referring to any applicable restrictions on transferability and sale of the shares of Stock may be placed on the certificate or certificates delivered to Grantee and any transfer agent of the Company may be instructed to require compliance therewith.

14.    Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions or portion thereof had never been contained herein.

15.    Entire Agreement. Subject to the terms and conditions of the Plan and the Non-Qualified Plan, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document.

16.    Headings. Section headings used herein are for convenience of reference only and shall not be considered in interpreting this Agreement.

17.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

18.    Counterparts. This Agreement may be executed by the signatures of each of the parties hereto, or to a counterpart of this Agreement, and all such counterparts shall collectively constitute one Agreement. Facsimile signatures shall constitute original signatures for purposes of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

MID-AMERICA APARTMENT
COMMUNITIES, INC.

By:
Leslie B.C. Wolfgang

Grantee:

Signature

Please Print Name